UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 18, 2013

CORPORATE PROPERTY ASSOCIATES 18 - GLOBAL INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54970	90-0885534
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.01 of this Current Report on Form 8-K (the “Report”) is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 18, 2013, a subsidiary of Corporate Property Associates 18 — Global Incorporated (“CPA®:18 — Global”), completed the acquisition of an 80% interest in a newly formed joint venture, WPC Agro 5 d.o.o., owning five retail stores totaling approximately 575,000 square feet in Croatia from Agrokor d.d. (“Agrokor”), an unaffiliated third party, for approximately €53.6 million ($73.8 million), which includes acquisition fees and third party closing costs. The stores, located in Split, Zadar and Zagreb, are leased to Agrokor’s subsidiary, Konzum d.d., on a 20-year triple-net lease basis. CPA®:18 — Global’s affiliate, Corporate Property Associates 17 — Global Incorporated, acquired the other 20% interest. The total acquisition cost was approximately €67.0 million ($92.2 million).

CPA®:18 — Global’s advisor, Carey Asset Management Corp., a subsidiary of W. P. Carey Inc., will receive acquisition fees of approximately €3.0 million ($4.1 million) in the transaction.

The foregoing descriptions do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Framework Agreement dated December 18, 2013 among Agrokor d.d., Konzum, d.d. and WPC Agro 5 d.o.o. A copy of the agreement is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(a) and (b)

Pursuant to Items 9.01(a) and (b) of Form 8-K, the registrant hereby undertakes to file financial statements, as applicable, in response to Item 2.01 of Form 8-K through an amendment to this Report within 71 days after the date that this Report is filed.

(d) Exhibits

Exhibit No.	Description

10.1	Framework Agreement dated December 18, 2013 among Agrokor d.d., Konzum, d.d. and WPC Agro 5 d.o.o.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 18 — Global Incorporated

Date: December 24, 2013	By:	/s/ Catherine D. Rice
Catherine D. Rice
Chief Financial Officer